EXHIBIT 1.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (this “Agreement”) is made and entered into as of February 16, 2022 by and among China Liberal Education Holdings Limited, a company organized under the laws of the Cayman Islands (the “Buyer”), Wanwang Investment Limited, a company organized under the laws of the British Virgin Islands (the “Company”), XIAOSHI HUANG, a Hong Kong Special Administrative Region citizen residing in the PRC (“Huang”) and Thrive Shine Limited a company organized under the laws of the British Virgin Islands (“Thrive”), Huang and Thrive may be referred to herein individually as a “Seller” and collectively as the “Sellers”. Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Buyer, the Sellers and the Company are parties to that certain Stock Purchase Agreement dated as of February 1, 2022 (the “Original Agreement”), where the Buyer purchased shares of the Company from the Sellers;

WHEREAS, the Parties desire to amend certain terms and conditions of the Original Agreement with respect to the Closing Payment;

WHEREAS, pursuant to Section 12.7 of the Original Agreement, the Original Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment; and

WHEREAS, the undersigned constitute all related parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

2.  Amendment.

(1) Amendment. The Parties hereby agree to amend the Original Agreement (as amended by this Agreement, the “Amended Agreement”) as follows:

The Closing Payment. The Original Agreement shall be amended, mutatis mutandis, as follows (i) cash in the amount of US$ 33,000,000 (which included US$ 1,500,000 earnest money paid to the Seller on December 27, 2021), shall be delivered to a joint account controlled jointly by Huang and the Buyer at the Closing and shall be released to Huang with Huang and the Buyer’s written consent upon completion of the Purchase Price adjustment pursuant to Section 2.6(c) of the Original Agreement; and (ii) cash in the amount of US$ 7,000,000 or such reduced amount as determined under Section 2.6(c) of the Original Agreement hereof, shall be delivered to Huang or his designees at the same time of the Closing Payment released to Huang pursuant to Section 2(1)(i) of this Agreement.

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(2)  Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Agreement need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

(3)  No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5. Governing Law; jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the People’s Republic of China without regard to its choice of laws principles. Any unresolved controversy or claim arising out of this Agreement will be governed in accordance with the provisions of the Original Agreement.

6.  Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE BUYER:

CHINA LIBERAL EDUCATION HOLDINGS LIMITED

By:	/s/ Ngai Ngai Lam
Name:	Ngai Ngai Lam
Title:	CEO

THE SELLERS:

XIAOSHI HUANG

By:	/s/ Xiaoshi Huang
Name:	Xiaoshi Huang
Adress:	1A-201, FMP, 9 Lian Rong Road, Minhou County, Fuzhou, Fujian Province, P.R.C

Thrive Shine Limited

By:	/s/ Ziming Xu
Name:	Ziming Xu
Title:	Sole Director

THE COMPANY :

WAN WANG INVESTMENT LIM ITED

By:	/s/ Xiaoshi Huang
Name:	Xiaoshi Huang
Title:	Sole Director

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